Exhibit 10.4

FOURTH AMENDMENT TO CONSULTING AGREEMENT

     This Fourth Amendment to Consulting Agreement (the “Amendment”) is made and entered into as of April 1, 2000 (the “Effective Date of this Agreement”), on this 6 day of June, 2000, by and between Se-Jin Lee, M.D., Ph.D. (the “Consultant”) and MetaMorphix, Inc., a Delaware Company (the “Company”).

Explanatory Statement

          WHEREAS, the Consultant is the scientific founder of the Company; and

          WHEREAS, the Company and the Consultant have entered into a Consulting Agreement (the “Consulting Agreement”) and a Non-Disclosure Agreement (the “Non-Disclosure Agreement”), each dated December 1, 1994; a Non-Competition Agreement (the “Non-Competition Agreement”) dated April 18, 1995; an Amendment to Consulting Agreement dated as of January 1, 1997; a Second Amendment to Consulting Agreement dated October 10, 1997; and a Third Amendment to Consulting Agreement dated January 26, 1999 (collectively, the “Agreements”) which consulting relationship has continued through the Effective Date of this Agreement; and

          WHEREAS, these Agreements have been reviewed by the Consultant’s Department Director and the Committee on Conflict of Interest of the School of Medicine of The Johns Hopkins University; and

          WHEREAS, the Company and the Consultant wish to amend the Agreements to provide that the Company will pay a consulting fee to the Consultant at the rate of $75,000 per annum for the Consultant’s services; and

          WHEREAS, the Consultant desires to confirm his agreement to comply with the 1999 Collaboration Agreement and that nothing in this Amendment is meant to diminish the time and effort devoted by the Consultant to The Johns Hopkins University and School of Medicine (“JHU”) and his professional and academic efforts at that institution; and

          WHEREAS, the Consultant is not presently engaged to provide consulting services relating to growth factors in the TGF-B super family to any other commercial entity.

Agreement

     NOW, THEREFORE, in consideration of the Explanatory Statement, which is deemed a substantive part of this Amendment, the mutual covenants, agreements, representations, and warranties contained herein, and for other good and valuable consideration, both the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Scope of Work

     As set forth in the Consulting Agreement, as amended, the Consultant shall advise the Company on the research and development of agricultural and animal health-based and other products utilizing the Company’s growth factors in the TGF-l3 superfamily and such other consulting services relating to the Company’s business as may be reasonably requested from time to time by the Company (the “Services”), which Services shall not relate to the Discovery of any TGF-B Factor, to any GI Factors, or to any Additional Factors, as these terms are defined in the 1999 Collaboration Agreement and, to the extent the Services pertain to Collaborative Research as defined in the 1999 Collaboration Agreement, such services shall be performed in accordance with Section 3.10 of the 1999 Collaboration Agreement. The Consultant’s efforts, in total, shall not exceed twenty-six (26) days per year.

2. Compensation

     As compensation for the consulting services to be rendered by the Consultant, effective April 1, 2000, the Company shall pay to the Consultant, on a quarterly basis, a consulting fee at the rate of $75,000 per annum.

3. Term

     The Company hereby engages the Consultant to perform the consulting services for a term of one (1) year from the date of this Amendment, which term shall automatically renew unless either the Company or the Consultant gives the other at least thirty (30) days prior written notice of a desire to terminate the consulting relationship upon such anniversary.

4. Consulting, Non-Disclosure and Non-Compete Agreements

     The terms of the Agreements are incorporated herein by reference, except to the extent specifically modified by the terms of this Amendment.

     Relationship with JHU

     5.1 The parties hereto acknowledge that JHU is not a party to this Amendment, which is a private contract between the Consultant and the Company.

     5.2 The Company and the Consultant recognize that the Consultant’s primary duty as a full-time JHU faculty member is to JHU. The Company and the Consultant agree that JHU’s policies and the Consultant’s obligation to JHU shall govern and be afforded primacy in the event a conflict arises with this Amendment.

     5.3 With the limited exception of citing the Consultant’s faculty title, the Company and its affiliates will not use the names, likenesses, or logos of The Johns Hopkins University, any of its Schools or Divisions, or The Johns Hopkins Hospital and Health System in any of their fundraising or investment documents, general publications, advertisements, or marketing and promotional materials without the prior written permissions of The Johns Hopkins University. A request for such permission must be submitted by the Consultant to The Johns Hopkins University School of Medicine’s Office of Public Affairs and the School of Medicine’s Conflict of Interest Review Coordinator.

     5.4 The Company recognizes that the Consultant, as an employee of JHU, is bound by certain policies of JHU with respect to JHU’s property.

     5.5 The Company recognizes that the Consultant, as an employee of JHU, is subject to the Invention Policy of JHU, a copy of which has been provided to the Company.

     IN WITNESS WHEREOF, the Company and the Consultant have executed this Fourth Amendment to Consulting Agreement as of the date first written above.

METAMORPHIX, INC.	THE CONSULTANT
/s/ Edwin Quattlebaum	/s/ Se-Jin Lee
By: Edwin Quattlebaum, Ph.D.	Se-Jin Lee, M.D., Ph.D.

President and Chief Executive Officer